UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 29, 2006

CORUS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number 0-6136

Minnesota	41-0823592
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3959 N. Lincoln Ave., Chicago, Illinois	60613
(Address of principal executive offices)	(Zip Code)

(773) 832-3088
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01:     Other Events

On March 29, 2006, Corus Bankshares, Inc. (“Corus” or the “Company”) formed a wholly-owned unconsolidated finance subsidiary, Corus Statutory Trust XII (the “Trust”).  The Trust sold $25.0 million of trust preferred securities via a private placement, the proceeds of which were “lent” to the Company and secured by subordinated debentures (the “Debentures”). The Debentures, while senior to common stock, are subordinate to any other indebtedness of the Company that, by its terms, is not similarly subordinated.  The Debentures issued by the Company to the Trust totaled $25.8 million, with the $0.8 million difference representing Corus’ investment in the Trust.  The terms for both the trust preferred securities and the Debentures are essentially identical.

The Debentures were issued pursuant to an indenture dated March 29, 2006 (the “Indenture”), between Corus, and Wells Fargo Bank, National Association, as trustee. The Debentures bear interest at the same interest rate as the trust preferred securities and are payable quarterly at a rate equal to three-month LIBOR plus 1.40%, resetting quarterly. The interest payments by the Company on the Debentures will be used to pay the quarterly distributions payable by the Trust to the holders of the trust preferred securities. However, the Company may defer interest payments on the Debentures for up to 20 consecutive quarters so long as no event of default, as described below, has occurred under the Debentures. In the event the Company defers interest payments on the Debentures, the Trust will defer distributions otherwise due on the trust preferred securities.

The Debentures mature on April 7, 2036, but are redeemable (at par) at Corus’ option at any time on or after April 7, 2011 (or upon the occurrence of certain other prescribed events).  The Debentures may be declared immediately due and payable upon the occurrence of an event of default which, as defined by the Indenture, generally means: (1) default in the payment of any interest, except in the case of an election by Corus to defer payment of interest for up to 20 consecutive quarters, which does not constitute an event of default (see next point), (2) a default in the payment of any interest following the deferral of interest payments by Corus for 20 consecutive quarters, (3) a default in the payment of the principal amount of the Debentures when such amount becomes due, (4) Corus’ breach of any covenant, agreement or warranty in the Indenture, (5) the institution of any bankruptcy or similar proceedings by or against Corus, or (6) the liquidation or dissolution of the Trust (other than as contemplated in the Indenture).

If Corus elects to defer interest on the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank (i.e., pari passu) with, or are junior to, the Debentures. In other words, by electing to defer interest payments on the Debentures, Corus would be required to defer all payments with respect to any of its previously issued debentures.

The forms of material agreements related to the Trust are filed as exhibits 4.1, 4.2, and 4.3 to this Form 8-K filing.  In addition, a schedule summarizing the terms of all such issuances is filed as exhibit 4.4 to this Form 8-K filing.

ITEM 9.01:     Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Junior Subordinated Debt Securities Indenture (incorporated herein by reference to Exhibit 4.1 to the Form 10-K filing dated March 14, 2006)

4.2	Form of Amended and Restated Declaration of Trust (incorporated herein by reference to Exhibit 4.2 to the Form 10-K filing dated March 14, 2006)

4.3	Form of Guarantee Agreement (incorporated herein by reference to Exhibit 4.3 to the Form 10-K filing dated March 14, 2006)

4.4	Summary Schedule of Subordinated Debentures (1)

(1) Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORUS BANKSHARES, INC.
(Registrant)

March 31, 2006	By:	/s/ Michael E. Dulberg

Michael E. Dulberg
Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer and duly authorized Officer of Registrant)